Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER'S COMMENTARY
FISCAL YEAR 2013
SECOND QUARTER ENDED JULY 28, 2012

Consolidated Results

Sales

Second quarter net sales increased 15% to $544 million from $471 million in the second quarter of fiscal 2012. Same store sales increased 4%. Excluding sales of $81 million in the quarter from our acquisition of Schuh Group Limited in June 2011 and $34 million Schuh sales for part of the second quarter last year, Genesco sales increased 6%.

Direct (catalog and e-commerce) sales for the second quarter increased 2% on a comparable basis. Total direct sales, including Schuh e-commerce sales, increased 29% and represented about 5% of consolidated net sales for the quarter.

August same store sales increased 9% and direct sales increased 8% on a comparable basis.

Gross Margin

Second quarter gross margin was 50.5% this year compared with 50.4% last year.

SG&A

Selling and administrative expense for the second quarter decreased to 47.3% of sales from 50.0% for the same period last year, reflecting the leveraging primarily of occupancy expenses and selling salaries in the quarter. Included in expenses this quarter is $2.9 million, or $0.12 per diluted share, in amortization of deferred purchase price in the Schuh acquisition. The deferred purchase price payments, totaling £25 million, are due in June 2014 and 2015 if the payees remain employed until the payment dates. As we have discussed before, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Last year, expenses included $7.8 million relating to the Schuh acquisition which included $1.4 million of deferred purchase price expenses. Without the purchase price accrual this year and acquisition related expenses last year in the second quarter, SG&A as a percent of sales fell to 46.7% from 48.3% last year, or a 160 basis point improvement in leverage. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Also included in this year's SG&A expense, but not eliminated from the adjusted number, is $2.8 million, or $0.09 per share, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a further payment of up to £25 million to members of the Schuh management group after four years if they have achieved certain earnings targets above the planned earnings on which we based our purchase price calculation. As we have discussed previously, there will be quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh's performance, that it will be earned.

Asset Impairments and Other

“Asset Impairments and Other” charges were $0.4 million in the second quarter this year compared to $0.3 million last year.

Exhibit 99.2

Operating Income

Genesco's operating income was $17.0 million in the second quarter compared with $1.7 million in the second quarter last year. Operating income this year included the asset impairment and other charges of $0.4 million and $2.9 million of the Schuh acquisition-related deferred purchase price payments discussed above. Last year, operating income included $0.3 million of asset impairment and other charges and $7.8 million in acquisition-related expenses and deferred purchase price payments. Excluding these items from both periods, operating income was $20.3 million for the second quarter this year compared with $9.8 million last year. Adjusted operating margin was 3.7% of sales this quarter compared with 2.1% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $1.2 million, compared with $1.1 million for the same period last year.

Pretax Earnings - Total GCO

Pretax earnings for the quarter were $15.7 million, including the approximately $3.3 million of asset impairment and other charges and the amortization of the deferred purchase price associated with the Schuh acquisition discussed above. Last year, second quarter pretax earnings were $0.6 million, which reflected approximately $8.1 million of acquisition-related expenses and asset impairment and other charges. Excluding these items from both years' results, pretax earnings for the quarter were $19.1 million this year compared to $8.7 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Earnings From Continuing Operations

Earnings before discontinued operations were $10.6 million, or $.44 per diluted share, in the second quarter this year, compared to earnings of $0.4 million, or $.01 per diluted share, in the second quarter last year. Excluding the items discussed above and adjusting for this year's lower tax rate, earnings from continuing operations were $12.1 million, or $.50 per diluted share in this year's second quarter, compared with $5.2 million, or $0.22 per diluted share in last year's second quarter. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group's sales for the second quarter increased 2.5%, to $182 million, compared to $178 million in the second quarter last year.

Same store sales for the quarter increased 2% this year on top of a 12% increase in the same quarter a year ago. E-commerce sales for the Group were flat in the quarter compared with an increase of 40% last year. August same store sales increased 2% and e-commerce sales increased 1%.

The Group's gross margin as a percent of sales increased 40 basis points compared to last year. SG&A expense as a percent of sales was down 70 basis points due to expense leverage, primarily of bad debt expense

Exhibit 99.2

and bonus compensation.

The Group's operating income for the second quarter improved to $20.6 million, or 11.3% of sales, from $18.1 million, or 10.2% of sales, last year in the quarter.

Journeys Group

Journeys Group's sales for the quarter increased 7.6% to $209 million from $195 million for the second quarter last year. Direct sales on a comparable basis decreased 1% compared with a 50% increase in the second quarter last year. Same store sales increased 6% compared with 15% in last year's second quarter. August same store sales increased 11% and e-commerce and catalog sales increased 11%.

Average selling prices for footwear in Journeys stores open for at least 12 months increased 8% in the quarter.

Gross margin for the Journeys Group was up 150 basis points in the quarter. This was due primarily to lower markdowns.

The Journeys Group's SG&A expense decreased as a percent of sales by 150 basis points, due primarily to the leveraging of rent expense, depreciation, and selling salaries.

The Journeys Group's operating income for the quarter improved to $2.1 million from a loss last year of ($3.9) million. Operating margin was 1.0% compared with (2.0%) last year.

Schuh

Schuh's performance exceeded our expectations for the quarter. Sales were $81 million. The operating loss was ($0.5) million, which included the $2.9 million amortization of the deferred purchase price referred to above. Excluding that amount, but including the contingent acquisition bonus accrual of approximately $2.8 million, or about 3.5% of sales, operating income was $2.4 million, or about 2.9% of sales. E-commerce represented 14% of Schuh sales in the quarter.

August same store sales increased 14%; e-commerce sales increased 8%.

Johnston & Murphy Group

Johnston & Murphy Group's second quarter sales increased 5.9%, to $48 million, compared to $46 million in the second quarter last year.

Johnston & Murphy's wholesale sales increased 18% during the quarter. Same store sales for the Johnston & Murphy retail stores increased 2% on top of a 17% increase last year. E-commerce and catalog sales increased 9% in the quarter. August same store sales increased 5% and e-commerce and catalog sales increased 15%.

Johnston & Murphy's gross margin decreased by about 230 basis points for the quarter due primarily to a change in sales mix and increased off price sales. SG&A expense as a percent of sales decreased by 120 basis points due to changes in the wholesale/retail sales mix and leveraging of expenses. Operating income was $1.8 million, compared with $2.2 million in the second quarter last year. Operating margin was 3.8%, down from 4.7% last year.

Licensed Brands

Exhibit 99.2

Licensed Brands' sales increased 20% to $22 million in the second quarter, compared to $19 million in the second quarter last year. Gross margin was down 120 basis points, due primarily to increased manufacturing costs from China.

SG&A expense as a percent of sales was down 220 basis points.

Operating income for the quarter was $1.4 million, or 6.4% of sales, compared with $1.0 million, or 5.4% of sales, in the second quarter last year.

Balance Sheet

Cash

Cash at the end of the second quarter was $47 million compared with $36 million at the same time last year. We ended the quarter with $100 million in debt, compared with $165 million last year. This debt includes the term debt assumed in connection with the Schuh acquisition. The amount of the assumed debt outstanding at June 2011 was $47 million; at the end of the second quarter this year, it was down to $29 million.

Inventory

Inventories increased 17% in the second quarter on a year-over-year basis on a 15% sales increase.

Shareholders Equity

Equity was $738 million at quarter-end, compared with $653 million at the end of last year's second quarter. During the quarter, we purchased 346,000 shares of Genesco stock at an average price of $60.12 per share, or $20.8 million in the aggregate.

Capital Expenditures

For the second quarter, capital expenditures were $18.4 million and depreciation was $14.4 million. During the second quarter, we opened 21 new stores, acquired 12 stores, and closed 15 stores. We ended the quarter with 2,404 stores compared with 2,380 stores in the second quarter last year, or an increase of 1%. Square footage increased 3% on a year-over-year basis. The store count as of July 28, 2012 included:

899	Lids stores (including 90 stores in Canada)
76	Lids Locker Room stores
46	Lids Clubhouse stores
810	Journeys stores (including 20 stores in Canada)
152	Journeys Kidz stores
52	Shï by Journeys stores
133	Underground by Journeys stores
83	Schuh stores and concessions
153	Johnston & Murphy stores and factory stores
2,404	TOTAL STORES

For fiscal 2013, we are forecasting capital expenditures of about $92 million and depreciation of about

Exhibit 99.2

$59 million. Our store opening and closing plans by chain are as follows:

Company	New	Acquisitions	Conversions	Close
Journeys Group	38			22
Journeys stores (U.S.)	15			11
Journeys stores (Canada)	12			—
Journeys Kidz stores	10			3
Shï by Journeys	1			4
Underground by Journeys	—			4

Johnston & Murphy Group	13			5

Schuh Group	17			2
Concessions	—			1
Schuh stores	17			1

Lids Sports Group	48	12	—	13
Lids hat stores (U.S.)	18		11	11
Lids hat stores (Canada)	15		1	—
Lids Locker Room (U.S.)	7	7	(10)	—
Lids Clubhouse	8	5	(1)	2
Lids Locker Room (Canada)	—		(1)	—
Total Openings and Closings	116	12	—	42

As always, we plan to be selective in opening new stores only where the economics create value for our shareholders. Therefore, store openings could vary from this forecast depending on opportunities in the real estate market.

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings, charges and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the contingent bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the costs of responding to and liability in connection with the network intrusion announced in December 2010 and the outcome of other actual and threatened litigation and loss contingencies involving the Company; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in lease

Exhibit 99.2

negotiations in recent years, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; and variations from expected pension-related charges caused by conditions in the financial markets. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.